Exhibit 99.1

Polte and GeoTraq Team Up to Deliver Revolutionary Mobile IoT Asset Trackers

GeoTraq’s Mobile IoT modules, together with Polte’s positioning technologies, enable an entirely new class of low-cost, low-power, indoor/ outdoor asset tracking use cases

DALLAS, TX and LAS VEGAS, NV, May 7, 2019 – Polte Corporation, the leader in advanced Cloud Location over Cellular (C-LoC) technology, and GeoTraq Inc., a Mobile IoT module manufacturer and connectivity provider, today announced a collaboration to embed Polte location technologies into two new GeoTraq NB-IoT/ LTE-M modules: the Tracker-Module GT-TM100 and Sensor-Module GT-SM100.

Polte’s C-LoC location solution enables GeoTraq to eliminate the need for GPS/GNSS radios by leveraging globally available Mobile IoT (NB-IoT and LTE-M) networks. In addition to providing wide-area outdoor coverage from rural to dense urban, Polte’s location solution enables highly-accurate tracking indoors, even when objects are inside vehicles or in shipping containers. Polte’s cloud-based secure from chip-to-cloud software solution enables unprecedented reach for locating things wherever they are.

GeoTraq’s Tracker-Module GT-TM100 is designed specifically for low-cost asset tracking and other location-based intelligent use cases. The module’s ultra-small 16 x 12 mm form factor allows it to be incorporated into almost any existing or new battery powered machine, tool, or product to provide intelligent insights.

GeoTraq’s Sensor-Module GT-SM100 offers the fastest, most secure, and efficient Mobile IoT connectivity. The GT-SM100 includes both an eSIM and connectors for easy attachment of antennas, batteries, and a variety of sensors, including temperature, flow, pressure, humidity, motion, acceleration, and more. The Sensor-Module GT-SM100 operates by transmitting small packets of data for scheduled reports or trigger-based event alerts, which GeoTraq expects will be configured using the GeoTraq’s WebTraq™ portal and integrated to the customer’s choice of IoT platforms for visualization.

Polte CEO Ed Chao explained, “We see a huge market opportunity for low-cost, battery powered IoT asset trackers across many industry verticals from shipping & transportation to manufacturing to tracking everyday objects. We are at the very beginning of what is possible with Mobile IoT.” Chao went on to say, “Polte’s positioning technologies together with GeoTraq’s innovative Mobile IoT modules deliver on the promise of the Internet of Things. The most common everyday objects will now be able to connect at an extremely low cost with very low power.”

GeoTraq General Manager and 30-year wireless industry veteran, Pierre Parent, shares, “We have been working with Polte for over a year and they have a superior technology for adding location services to our small, low-cost line of Mobile IoT modules. We believe that the business world has not fully grasped the changes that are occurring in the tracking industry and the advancements that positioning on the LTE radio channel will provide. Historical tracking solutions use GPS, which adds $3-$4 in extra component costs and produces a significant drain on the battery life. If your goal is to build a disposable tracking tag for less than $10 to monitor critical materials and packages while they are in the mail, GPS is a non-starter. It’s too bulky, expensive, and probably won’t work indoors. Polte resolves these problems for us, allowing GeoTraq to produce a low-cost module with enhanced location positioning technology.”

Both Polte and GeoTraq will be exhibiting at Internet of Things World in Santa Clara, CA, May 14-16, 2019. To get more information, visit Polte at booth #943 and GeoTraq at booth #852.

About Polte Corporation

Headquartered in Dallas, Texas, Polte is the leader in Cloud Location over Cellular (C-LoC) solutions. Leveraging 4G and 5G signals, Polte’s cloud-based platform powers Internet of Things (IoT) devices with real-time location determination as they move between indoor and outdoor environments. Visit polte.com for more details.

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Polte Contacts:

Amber Rubin, The David James Agency, +1 805 494 9508, polte@davidjamesagency.com

JC Elliott, Polte Corporation, +1 469 774 7114, jc@polte.com

About GeoTraq

A subsidiary of Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI), GeoTraq is a Mobile IoT module manufacturer and connectivity provider. GeoTraq offers asset tracking and remote monitoring through Mobile IoT modules with global connectivity. GeoTraq Mobile IoT modules report location data with the ability to measure variables from external sensors, such as temperature, flow, pressure, humidity, motion, acceleration and more. The modules transmit data for scheduled reports or trigger-based event alerts. GeoTraq technology is designed to streamline business processes and increase operational efficiency to drive ROI and solve real business challenges. Visit GeoTraq online at www.GeoTraq.com.

Forward-Looking and Cautionary Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the company’s actual results. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements, and includes statements relating to the market opportunity for IoT asset trackers, GeoTraq’s ability to configure trigger-based event alerts, and other statements relating to changes in the tracking industry . Appliance Recycling Centers of America, Inc. (“ARCA”), the registrant, may also make written or oral forward-looking statements in ARCA’s periodic reports to the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by ARCA. ARCA cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in ARCA’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 29, 2018 (available at http://www.sec.gov). ARCA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

GeoTraq contact:

Tiffani Neilson, GeoTraq, +1 702 757 4080, tneilson@geotraq.com

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